SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. )*



                        Bioject Medical Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    09059T206
--------------------------------------------------------------------------------




                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                              [ ]  Rule 13d-1(b)
                              [x]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section

================================================================================
CUSIP No. 09059T206                                            13G/A
          ---------
--------------------------------------------------------------------------------

(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         A. Andy Nahas
--------------------------------------------------------------------------------


(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
         (a) [ ]
         (b) [X]
--------------------------------------------------------------------------------


(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------

                              (5)  SOLE VOTING POWER                        0
                             ---------------------------------------------------

                              (6)  SHARED VOTING POWER                469,611
                             ---------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING             (7)  SOLE DISPOSITIVE POWER                   0
PERSON WITH                  ---------------------------------------------------

                              (8)  SHARED DISPOSITIVE POWER           469,611
                             ---------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                     469,611
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                               [ ]

--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 3.4%
--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
--------------------------------------------------------------------------------

*

================================================================================
CUSIP No. 09059T206                                             13G/A
          ---------
--------------------------------------------------------------------------------

(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Prospect Fund, L.P.
--------------------------------------------------------------------------------

(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
         (a) [ ]
         (b) [X]

--------------------------------------------------------------------------------

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------

                             (5)  SOLE VOTING POWER
                                                                        0
                                 -----------------------------------------------

                             (6)  SHARED VOTING POWER
NUMBER OF SHARES                                                  469,611
BENEFICIALLY OWNED               -----------------------------------------------
BY EACH REPORTING
PERSON WITH                  (7)  SOLE DISPOSITIVE POWER
                                                                        0
                                 -----------------------------------------------

                             (8)  SHARED DISPOSITIVE POWER
                                                                  469,611
--------------------------------------------------------------------------------


(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                469,611
--------------------------------------------------------------------------------


(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [ ]
--------------------------------------------------------------------------------


(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                3.4%
--------------------------------------------------------------------------------


(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                PN
--------------------------------------------------------------------------------

================================================================================
CUSIP No. 09059T206                                            13G/A
          ---------
--------------------------------------------------------------------------------


(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Prospect Management, LLC
--------------------------------------------------------------------------------


(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
        (a) [ ]
        (b) [X]

--------------------------------------------------------------------------------


(3)      SEC USE ONLY

--------------------------------------------------------------------------------


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
                                      0

                             ---------------------------------------------------
                              (6) SHARED VOTING POWER

NUMBER OF SHARES                      469,611
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH                  ---------------------------------------------------
                              (7) SOLE  DISPOSITIVE POWER

                                      0
                             ---------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                      469,611
                             ---------------------------------------------------


(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                      469,611
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------


(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  3.4%
--------------------------------------------------------------------------------


(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                   OO
--------------------------------------------------------------------------------

Item 1.

         (a) Name of Issuer.

                  Bioject Medical Technologies Inc.

         (b) Address of Issuer's Principal Executive Offices.

                  211 Somerville Road, Route 202 North
                  Bedminister, NJ 07921


Item 2.

         (a) Name of Persons Filing.

                   This Schedule 13G Amendment is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by A. Andy Nahas, The Prospect Fund, L.P. and Prospect Management, LLC (collectively, the "Reporting Persons").

         (b) Address of Principal Business Office or, if none, Residence.

                  The principal business address of each of the Reporting Persons is:

                  250 Mill Street, Suite 105
                  Rochester, New York 14614

         (c)      Citizenship.

                   Mr. Nahas is a United States Citizen.

                   Each of The Prospect Fund, L.P. and Prospect Management, LLC is organized in New York.


         (d) Title of Class of Securities.

                   Common Stock

         (e) CUSIP Number.

                   09059T206

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act.
     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.
     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
     (e)  [ ] Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
     (g)  [ ] Parent   holding    company,    in   accordance    with   Sec.
              240.13d-1(b)(ii)(G).
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
     (j)  [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).



 If this statement is filed pursuant to Sec. 240.13d-1(c), check this box [ x ].

Item 4.           Ownership

                  A. Mr. Nahas

                  (a)  Amount Beneficially Owned.                                                469,611
                  (b)  Percent of Class.                                                             3.4%
                  (c)  Number of shares as to which each such person has

                     (i)   sole power to vote or to direct the vote:                                   0
                     (ii)  shared power to vote or to direct the vote:                           469,611
                     (iii) sole power to dispose or to direct the disposition of:                      0
                     (iv)  shared power to dispose or to direct the disposition of:              469,611

                     As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, A. Andy Nahas beneficially owns 469,611 shares of the Issuer's Common
                     Stock ("Common Stock"), representing 3.4% of the Common
                     Stock. Mr. Nahas does not directly own any shares of Common
                     Stock, but he indirectly owns 469,611 shares of Common
                     Stock in his capacity as the sole manager and sole member of Prospect Management, LLC, a New York limited liability company which serves as the general partner for The
                     Prospect Fund, L.P., a New York Limited Partnership.

                  B. Prospect Management, LLC

                  (a)  Amount beneficially owned:                                                469,611
                  (b)  Percent of Class:                                                             3.4%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                      0
                      (ii) Shared power to vote or to direct the vote:                           469,611
                      (iii)Sole power to dispose or direct the disposition of:                         0
                      (iv) Shared power to dispose or to direct the disposition of:              469,611

                      As calculated in accordance with Rule 13d-3 of the
                     Securities Exchange Act of 1934, as amended, Prospect
                     Management, LLC ("Prospect Management"), a New York limited liability company, beneficially owns 469,611 shares of the Issuer's Common Stock ("Common Stock"), representing 3.4% of the Common Stock. Prospect Management does not directly own any shares of Common Stock, but it indirectly owns





                     469,611 shares of Common Stock in its capacity as the general partner for The Prospect Fund, L.P., a New York limited partnership.

                  C. The Prospect Fund, L.P.

                  (a)  Amount beneficially owned:                                                469,611
                  (b)  Percent of Class:                                                             3.4%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                                      0
                      (ii) Shared power to vote or to direct the vote:                           469,611
                      (iii)Sole power to dispose or direct the disposition of:                         0
                      (iv) Shared power to dispose or to direct the disposition of:              469,611

                     As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, The Prospect
                     Fund, L.P. a New York limited partnership, beneficially owns 469,611 shares of the Issuer's Common Stock ("Common
                     Stock"), representing 3.4% of the Common Stock.



Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.
         Not applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 18, 2005

THE PROSPECT FUND, L.P.
By: Prospect Management, LLC, its general partner

By:      /s/ A. Andy Nahas
         ---------------------------
Name:    A. Andy Nahas
Title:   Manager



PROSPECT MANAGEMENT, LLC

By:      /s/ A. Andy Nahas
         ---------------------------
Name:    A. Andy Nahas
Title:   Manager


A. ANDY NAHAS

By:      /s/ A. Andy Nahas
         ---------------------------
Name:    A. Andy Nahas


         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A



                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Bioject Medical Technologies Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date:  January 18, 2005


/s/      A. Andy Nahas
--------------------------------
Name:    A. Andy Nahas


THE PROSPECT FUND, L.P.
By: Prospect Management, LLC, its general partner


By:      /s/ A. Andy Nahas
--------------------------------
Name:    A. Andy Nahas
Title:   Manager


PROSPECT MANAGEMENT, LLC

By:      /s/ A. Andy Nahas
--------------------------------
Name:    A. Andy Nahas
Title:   Manager